LOCORR INVESTMENT TRUST
THIRD AMENDMENT TO THE
DISTRIBUTION AGREEMENT

    THIS THIRD AMENDMENT dated as of May 10, 2013, to the Distribution Agreement, dated as of February 14, 2011, amended December 2, 2011 and April 11, 2013  (the "Agreement"), is entered into by and between LOCORR INVESTMENT TRUST, an Ohio business trust, (the "Trust") and QUASAR DISTRIBUTORS, LLC, (the “Distributor”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the fees and the length of the Agreement; and

WHEREAS, Section 11 (B.) of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Section 11, Term of Agreement; Amendment; Assignment and Section 13, Early Termination shall be superseded and replaced with the following:

11.           Term of Agreement; Amendment; Assignment

This Agreement shall become effective with respect to each Fund listed on Exhibit A hereof as of May 10, 2013 and, with respect to each Fund not in existence on that date, on the date an amendment to Exhibit A to this Agreement relating to that Fund is executed.  Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the date hereof.  Thereafter, if not terminated, this Agreement shall continue in effect automatically as to each Fund for successive one-year periods, provided such continuance is specifically approved at least annually by: (i) the Trust’s Board, or (ii) the vote of a “majority of the outstanding voting securities” of a Fund, and provided that in either event, the continuance is also approved by a majority of the Trust’s Board who are not “interested persons” of any party to this Agreement, by a vote cast in person at a meeting called for the purpose of voting on such approval.

Notwithstanding the foregoing, this Agreement may be terminated, without the payment of any penalty, with respect to a particular Fund: (i) through a failure to renew this Agreement at the end of a term, (ii) upon mutual consent of the parties, or (iii) upon not less than 60 days’ written notice, by either the Trust upon the vote of a majority of the members of its Board who are not “interested persons” of the Trust and have no direct or indirect financial interest in the operation of this Agreement, or by vote of a “majority of the outstanding voting securities” of a Fund, or by the Distributor.  The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Distributor and the Trust.  If required under the 1940 Act, any such amendment must be approved by the Trust’s Board, including a majority of the Trust’s Board who are not “interested persons” of any party to this Agreement, by a vote cast in person at a meeting for the purpose of voting on such amendment.  In the event that such amendment affects the Advisor, the written instrument shall also be signed by the Advisor.  This Agreement will automatically terminate in the event of its “assignment.”

As used in this Section, the terms “majority of the outstanding voting securities,” “interested person,” and “assignment” shall have the same meaning as such terms have in the 1940 Act.

Sections 7 and 8 shall survive termination of this Agreement.

13.           Early Termination

In the absence of any material breach of this Agreement or complete liquidation and termination of the Trust, should the Trust elect to terminate this Agreement prior to the end of the term, the Trust agrees to pay the following fees:

a.	all monthly fees through the life of the contract, including the rebate of any negotiated discounts;
b.	all fees associated with converting services to successor service provider;
c.	all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;
d.	all out-of-pocket costs associated with a-c above.

Exhibit B of the Agreement is hereby superseded and replaced with Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

LOCORR INVESTMENT TRUST	QUASAR DISTRIBUTORS, LLC

By: /s/Jon C. Essen	By: /s/ James R. Schoenike

Printed Name: Jon C. Essen	Printed Name: James R. Schoenike

Title: COO/Trustee	Title: President

Amended Exhibit B to the Distribution Agreement - LoCorr Investment Trust

QUASAR DISTRIBUTORS, LLC REGULATORY DISTRIBUTION SERVICES
Commissions or Underwriter Concessions

All Default Sales Load and Underwriter Concessions on sales of Fund Shares (Underwriter Concessions) are payable to Quasar.

Regulatory Distribution Annual Services*
Annual base fee - $xxx per fund plus .005% (½ basis point)

Regulatory Distribution Annual Services fees to be offset by:  1) Default Sales Charges and 2) Underwriter Concessions.  If excess concession funds remain after the offset of Quasar’s distribution fee, Quasar will make the balance available for use by the Fund for pre-approved marketing expenses only at a rate of 80% of the remaining balance. The remaining 20% will be retained by Quasar to offset Quasar expenses.

Chief Compliance Officer Support Fee (Fund Complex)*
▪  $ xxx /year

Advertising Compliance Review
▪  FINRA Filings
        − $ xxx  /job for the first 10 pages (minutes if tape or video); $ xxx  /page (minute if tape or video) thereafter (includes FINRA filing fee).
▪  Non-FINRA filed materials, e.g. Institutional Use Only, Quasar Review Only, Correspondence, etc.
        − $ xxx  /job for the first 10 pages (minutes if tape or video); $ xxx  /page (minute if tape or video)
       thereafter.
▪  FINRA Expedited Filing Service for 3 Day Turnaround
         − $ xxx  for the first 10 pages (minutes if audio or video); $ xxx  /page (minute if audio or video)
       thereafter. (FINRA may not accept expedited request.)
▪  Quasar Expedited Review Service for 24 Hour Turnaround – Does not include FINRA filing fee, if applicable
         − $ xxx for the first 10 pages (minutes if audio or video); $ xxx /page (minute if audio or video) thereafter.

Licensing of Investment Advisor’s Staff (if desired)
▪  Sponsorship of the following licenses: Series, 6, 7, 24, 26, 27, 63, 66:  $ xxx  per rep per year
▪  FINRA designated branch location:  $ xxx  per year
▪  Plus all associated FINRA and State fees for Registered Representatives, including license and renewal fees
Fund Fact Sheets
▪  Design - $ xxx /fact sheet, includes first production
▪  Production - $ xxx /fact sheet per production period
Out-of-Pocket Expenses
Reasonable out-of-pocket expenses incurred by the Distributor in connection with activities primarily intended to result in the sale of shares, including, but not limited to:
▪  Typesetting, printing and distribution of prospectuses, shareholder reports & fact sheets
▪  Production, printing, distribution, and placement of advertising, sales literature, and materials
▪  Web sites, third-party data provider costs, brochures, and other sales support materials
▪  Engagement of designers, free-lance writers, and public relations firms
▪  Long-distance telephone lines, services, and charges
▪  Postage, overnight delivery charges
▪  FINRA registration fees [To include late U5 charge (if applicable)]
       (FINRA advertising filing fees are included in Advertising Compliance Review section above)
▪  Record retention
▪  Travel, lodging, and meals
*Subject to annual CPI increase, Milwaukee MSA.
Fees are billed monthly.